                                                                   EXHIBIT 10.x



                  DESCRIPTION OF THE MASCOTECH, INC. PROGRAM FOR
                   ESTATE, FINANCIAL PLANNING AND TAX ASSISTANCE



      In order to assure that the Company's senior executives receive the full benefit of the Company's benefit programs given the complexities of the tax laws relating thereto, and remain focused on Company matters, the Company established a program to provide senior executives with assistance in their estate, financial planning and tax matters. Under this program, the Company will pay up to $10,000 for such services each year, with a special "carry-forward" of the second year's $10,000 allowance during the first year to cover additional costs that may be associated with developing initial estate plans. The Company will inform each participant during the course of this process as to the amount of professional fees allocated to services performed on such participant's behalf. The value of services received will be taxable as ordinary income to the participant.